Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Gexa Corp.

Houston, Texas:

We consent to the incorporation by reference in the registration statement (No. 333-116722) on Form S-8 of Gexa Corp. of our reports dated March 25, 2005, which reports appear in the December 31, 2004 annual report on Form 10-K of Gexa Corp.

/s/ HEIN & ASSOCIATES LLP
HEIN & ASSOCIATES LLP

Houston, Texas
March 31, 2005